UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 17, 2012

Manas Petroleum Corporation
(Exact name of registrant as specified in its charter)

Nevada	333-107002	91-1918324
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

Bahnhofstrasse 9, 6341 Baar, Switzerland
(Address of principal executive offices) (Zip Code)

+41 (44) 718 10 30
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 8.01	Other Events.

On August 17, 2012, DWM Petroleum AG, our wholly owned subsidiary, entered into share purchase and sale agreements with twelve purchasers to sell an aggregate of 90,000,000 common shares of Petromanas Energy Inc. (TSXV:PMI) at a price of Cdn. $0.115 per share for gross proceeds of Cdn. $10,350,000. In addition, and also pursuant to the purchase and sale agreements, DWM Petroleum assigned to these purchasers, prorata, the right to receive, in the aggregate, 22.5% of any Performance Shares issued by Petromanas Energy Inc. to DWM Petroleum pursuant to the terms of the Share Purchase Agreement dated February 12, 2010, between DWM Petroleum AG, as seller, and Petromanas Energy Inc., as purchaser. Finally, DWM Petroleum agreed that it would not resell any of the 100,000,000 PMI shares that it still owns until August 13, 2013 without the purchasers’ prior written consent unless, prior to that date shares of PMI trade at a price equal to or greater than CAD$0.60 for a five business days. These transactions were all completed on August 17, 2012. None of the purchasers was a related party of DWM Petroleum AG or of the registrant.

The common shares of Petromanas Energy resold to these purchasers are subject to resale restrictions, including a four month and one day hold period imposed under the applicable Canadian securities laws. Shares of Petromanas Energy are actively traded on the TSX Venture Exchange in Canada but they do not trade on a public market in the United States.

Item 9.01	Financial Statements and Exhibits.

10.1	form of share purchase agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this amended report to be signed on its behalf by the undersigned hereunto duly authorized.

MANAS PETROLEUM CORPORATION

By:

/s/ Peter-Mark Vogel
Peter-Mark Vogel
Chief Executive Officer
August 17, 2012